Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-239207, 333-252584, 333-252585, and 333-267689); Form S-3 (File No. 333-221966, 333-228908, 333-235441, 333-237581, 333-239851, 333-254309 and 333-255582); Form S-4 (File No. 333-228031); and Form S-8 (File No. 333-186464, 333-188510, 333-198378, 333-213742, 333-216711, 333-230704, 333-250149, and 333-259264) of Predictive Oncology Inc. (the “Company”) of our report dated March 21, 2023, relating to the consolidated financial statements, which report expresses an unqualified opinion on the consolidated financial statements for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

March 28, 2024